Exhibit 10.21

PERFORMANCE AWARD AGREEMENT

UNDER THE

TEXAS CAPITAL BANCSHARES, INC.

2010 LONG-TERM INCENTIVE PLAN

1. Award of Performance Units. Pursuant to the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan (the “Plan”) of Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”) and its Subsidiaries,

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(the “Participant”)

as an employee of the Company, has been granted an Award under the Plan for [            ] Performance Units (the “Awarded Units”), which shall be converted into a cash payment equal to the Value (as determined under Section 4 below) of the number of vested Performance Units (determined in accordance with Section 3 below), subject to the terms and conditions of the Plan and this Performance Award Agreement (this “Agreement”). The Date of Grant of this Award is             , 20    . Each Awarded Unit shall be a notional share of Common Stock, and shall not entitle the Participant to receive any shares of Common Stock at any time.

2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan, except as otherwise expressly provided herein. This Agreement is subject to any rules promulgated pursuant to the Plan by the Committee and communicated to the Participant in writing.

3. Vesting; Forfeiture. Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested Units.” All other Awarded Units are collectively referred to herein as “Unvested Units.” The Participant shall be eligible to receive payment with respect to the Vested Units in accordance with Section 4 below.

a. Except as otherwise provided in this Section 3, the Awarded Units will become vested in accordance with the Schedule set forth below, if, as of the anniversary date(s) specified in the Schedule (each a “Vesting Date”), the Participant is employed by (or if the Participant is a Contractor, Consultant or Outside Director, is providing services to) the Company or its Subsidiaries on each applicable Vesting Date:

Date	Percentage of Awarded Units Vested on Such Date

b. Except as otherwise provided by Section 3.c. and Section 3.d. hereof, immediately upon the Participant’s Termination of Service for any reason whatsoever, the Participant shall be deemed to have forfeited all of the Participant’s Unvested Units.

c. Notwithstanding the foregoing, in the event that a Change in Control occurs, then upon the effective date of such Change in Control, (i) fifty percent (50%) of the Unvested Units shall thereupon immediately become Vested Units and (ii) the remaining fifty percent (50%) of the Unvested Units shall vest on the earlier of (A) the original Vesting Date with respect to such Unvested Units or (B) on the date that is two (2) years following the effective date of the Change in Control. Notwithstanding the foregoing, in the event that the Participant is terminated without Cause (as defined in Section 3.e. below) or the Participant terminates his employment for Good Reason (as defined in Section 3.g. below) within the ninety (90) day period immediately preceding or at any time following the occurrence of a Change in Control, all Unvested Units shall immediately become Vested Units upon the later of the effective date of the Change in Control or such termination of employment.

d. Notwithstanding the foregoing, if the Participant’s employment with the Company or any of its Subsidiaries terminates by reason of the Participant’s death or Total and Permanent Disability, all Unvested Units shall immediately become Vested Units upon such termination.

e. For purposes hereof, “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company, or, if the employment agreement does not contain a definition of “cause” or the Participant has not entered into an employment agreement with the Company, shall mean:

(i) misappropriation of funds or property, fraud or dishonesty within the course of providing services to the Company which evidences a want of integrity or breach of trust;

(ii) indictment for a misdemeanor that has caused or may be reasonably expected to cause material injury to the Company, any of its Subsidiaries, any of its affiliates or any of their interests, or indictment for a felony;

(iii) any willful or negligent action, inaction, or inattention to duties of the Participant within the course of providing services to the Company that causes the Company material harm or damages (as determined in the sole and absolute discretion of the Company);

(iv) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

(v) inexcusable or repeated failure by the Participant to follow applicable Company policies and procedures;

(vi) conduct of the Participant which is materially detrimental to the Company (as determined in the sole and absolute discretion of the Company); or

(vii) any material violation of the terms of the Participant’s employment agreement (or, if Participant is a Contractor, of the Participant’s consulting or contractor agreement), if any.

f. For purposes hereof, “Change in Control” shall have the meaning set forth in Section 409A of the Code, and the regulations and other applicable guidance issued thereunder.

g. For purposes hereof, “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company, or, if the employment agreement does not contain a definition of “good reason” or the Participant has not entered into an employment agreement with the Company, shall mean:

(i) Without his express written consent, the assignment of the Participant to a position constituting a material demotion, or loss of compensation or job duties by comparison to his position with the Company on the date of this Agreement; provided, however, that changes, as opposed to a loss, in the Participant’s job duties or changes to reporting relationships, at the Company’s or Board of Directors’ discretion, and without a material loss in the Participant’s compensation, will not constitute “Good Reason” under this Agreement;

(ii) The change of the location where the Participant performs the majority of the Participant’s job duties at the time the Participant executes this Agreement (“Base Location”) to a location that is more than fifty (50) miles from the Base Location, without the Participant’s written consent;

(iii) A reduction by the Company in the Participant’s base salary as in effect on the date of this Agreement, unless the reduction is a proportionate reduction of the compensation of the Participant and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition; or

(iv) After the occurrence of a Change in Control, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company which the Participant held immediately before the Change in Control, or a material reduction in total compensation, including incentive compensation, stock-based compensation and benefits received from the Company compared to the total compensation and benefits to which the Participant was entitled immediately before the Change in Control.

4. Payment with Respect to Vested Units. The Value of each Vested Unit shall be payable in accordance with the following schedule:

a. As soon as administratively practicable after the Vesting Date relating to such Vested Unit and in no event any later than two and one-half (2-1/2) months following the close of the calendar year in which the Vesting Date with respect to such Vested Unit occurs; or

b. If earlier, (i) 50% upon the effective date of a Change in Control, and (ii) 50% upon the first to occur of (A) the original Vesting Date with respect to such Unvested Units; (B) the second anniversary of the Change in Control; or (C) the date of the Participant’s “separation from service” without Cause or with Good Reason following a Change in Control.

For purposes of this Agreement, the “Value” shall mean the average closing price per share of the Company’s Common Stock during the twenty (20) consecutive trading days before the applicable Vesting Date, multiplied by the number of vested Performance Units; provided, however, that upon a Change in Control, the Value shall mean the number of Performance Units set forth in Section 1 above (regardless of whether such units are vested) multiplied by (i) with respect to a Change in Control where the consideration received by the stockholders or the Company is cash, the actual consideration paid to the stockholders per share of Common Stock; (ii) with respect to any Change in Control where the consideration received by the stockholders or the Company is equity of the acquiring entity, the average closing price per share of the Company’s Common Stock during the twenty (20) consecutive trading days immediately prior to the effective time of the Change in Control; or (iii) with respect to any Change in Control where the consideration received by the stockholders or the Company is a combination of cash and equity, a combination of (i) and (ii), determined based upon the proportion of the aggregate consideration received that is cash versus equity.

5. Who May Receive Payments with Respect to Vested Units. During the lifetime of the Participant, the cash received upon payout of Vested Units may only be received by the Participant or his or her legal representative. If the Participant dies prior to the date payment is made with respect to his or her Vested Units as described in Section 3 above, payment relating to such Vested Units may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.

6. Rights as Stockholder. The Participant will have no rights as a stockholder with respect to the Awarded Units. The Awarded Units shall be subject to the terms and conditions of this Agreement.

7. The Participant’s Acknowledgments. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Awarded Units subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

8. Execution of Documents. The Participant, by his or her execution of this Agreement, hereby agrees to execute any documents requested by the Company in connection with the payment of any amount in connection with the Awarded Units pursuant to this Agreement.

9. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement, and to exercise all other rights existing in the party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its, his or her sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

10. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

11. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Contractor, Consultant or Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, Consultant or Outside Director at any time.

12. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

13. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

14. Entire Agreement. This Agreement, together with the Plan, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter in this Agreement and constitute the only agreements between the parties with respect to the subject matter in this Agreement. Except for the Employment Agreement between the Participant and the Company (if any), all prior negotiations and agreements between the parties with respect to the subject matter in this Agreement are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

17. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

18. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

19. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

20. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.	Notice to the Company shall be addressed and delivered as follows:

Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attn: Human Resources
Facsimile: 214-932-6699

b.	Notice to the Participant shall be addressed and delivered as set forth on the signature page.

21. Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. Unless the Company otherwise consents in writing to an alternative withholding method, the Company, or if applicable, any Subsidiary (for purposes of this Section 21, the term “Company” shall be deemed to include any applicable Subsidiary) shall withhold the amount of any Federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company also may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

22. Section 409A.

a. To the extent (i) any payment to which the Participant becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Participant’s termination of employment with the Company constitutes deferred compensation subject to Section 409A of the Code; (ii) the Participant is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of the Participant’s separation from service the Company is publicly traded (as defined in Section 409A of the Code), then such payment or transfer (other than any payment or transfer permitted by Section 409A of the Code to be paid within six (6) months of the Participant’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Participant’s separation from service or (y) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 22 shall be paid to the Participant or the Participant’s beneficiary in one lump sum.

b. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).

c. It is intended that this Agreement comply with the provisions of Section 409A of the Code so as to not subject the Participant to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Performance Award Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Performance Award Agreement, as of the date first written above.

COMPANY	PARTICIPANT

TEXAS CAPITAL BANCSHARES, INC.

By:	Printed Name:

Its: President and Chief Executive Officer	Address: